e	News Release

For Immediate Release

EMJ ANNOUNCES THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Lynwood, California – March 8, 2005 – Earle M. Jorgensen Company (“EMJ”) today announced it had entered into a Third Amended and Restated Credit Agreement, with Earle M. Jorgensen Holding Company, Inc., EMJ’s parent (“Holding”), each of those financial institutions listed from time to time on Schedule I thereto, and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), acting as agent (the “Amended Credit Agreement”). The amended credit facility allows for maximum borrowings of up to $300 million. Borrowings under the Amended Credit Agreement bear interest at a base rate (generally defined as the greater of Deutsche Bank Trust Company Americas’ prime lending rate or 0.5% over the Federal Funds Rate) plus 1.00% or the adjusted Eurodollar rate plus 2.00%. The applicable margin will increase or decrease based on the leverage ratio (as defined in the Amended Credit Agreement) of EMJ. In addition, borrowings under the revolving loans are limited to an amount equal to 85% of eligible trade receivables (as defined in the Amended Credit Agreement) plus 60% of eligible inventories (as defined in the Amended Credit Agreement). The Amended Credit Agreement matures on March 3, 2010 and is secured by a lien on all domestic inventory and accounts receivable of EMJ.

Under the Amended Credit Agreement, EMJ is obligated to pay certain fees including an unused commitment fee of 0.375%, payable quarterly in arrears, and letter of credit fees of applicable Eurodollar margin, currently 2.00% per annum, of the maximum amount available to be drawn under each letter of credit, payable quarterly in arrears, plus issuance, fronting, amendment and other standard fees.

The Amended Credit Agreement contains a financial covenant in respect of maintenance of a fixed charge coverage ratio (as defined in the Amended Credit Agreement). The Amended Credit Agreement also limits, among other things, the incurrence of liens and other indebtedness, mergers, consolidations, the sale of assets, annual capital expenditures, advances, investments and loans by EMJ and its subsidiaries, dividends and other restricted payments by EMJ and its subsidiaries in respect to their capital stock, and certain transactions with affiliates.

EMJ, with headquarters in Lynwood, California, is a leading distributor of metal bar and tubular products used by North American manufacturing companies. EMJ inventories more than 25,000 different metal products in large quantities from primary producers, including a broad mix of carbon steel, stainless steel and aluminum bar. EMJ distributes its broad range of metal products and provides its customers value-added metal processing and inventory management services from its distribution network of 35 strategically located service and processing centers in the United States and Canada.

Forward-Looking Statements

This press release may contain forward-looking statements relating to future financial results and company performance. Actual events may vary materially from the expectations contained herein and are subject to risks, uncertainties and other factors over which we have no control. These factors and additional information relating to risks to which we are subject are included in EMJ’s reports on file with the SEC. In particular, we refer you to EMJ’s proxy statement/prospectus included in EMJ’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 1, 2004 and EMJ’s proxy statement/prospectus included in EMJ’s Amendment No. 3 to Registration Statement on From S-4 filed with the Securities and Exchange Commission on February 11, 2005. You should be aware that we do not plan to update these forward-looking statements, whether as a result of new information, future events or otherwise unless required by law.

Contact:	William S. Johnson,
Vice President, Chief Financial Officer and Secretary
323-567-1122

# # # #